Exhibit 21.1

List of Subsidiaries

Wholly-Owned Subsidiaries

•	Bright Sound Limited, a British Virgin Islands company

•	Bright Sound Electronic Technology (Shenzhen) Co., Ltd., a People’s Republic of China company

•	Noah Education Technology (Shenzhen) Co., Ltd., a People’s Republic of China company

•	New Noah Technology (Shenzhen) Co., Ltd., a People’s Republic of China company

•	Innovative Noah Electronic (Shenzhen) Co, Ltd., a People’s Republic of China company

•	Shenzhen New Noah Education Investment Development Co., Ltd., a People’s Republic of China company

Affiliated Entity Consolidated in the Registrant’s Financial Statement

•	Shenzhen Zhi Yuan Noah Internet Co., Ltd., a People’s Republic of China company